Transcript of
Reis, Inc.
Third Quarter 2007 Financial Results Call
November 30, 2007
PARTICIPANTS
Jeffrey H. Lynford, Chairman of the Board.
Lloyd Lynford, President and Chief Executive Officer.
Jonathan Garfield, Co-Founder and Executive Vice President.
William Sander, Chief Operating Officer.
Mark P. Cantaluppi, Vice President and Chief Financial Officer.
Operator:
Greetings and welcome to the Reis, Inc. Third Quarter 2007 Financial Results Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Jeffrey Lynford, Chairman of Reis, Inc. Thank you. Mr. Lynford, you may now begin.
Jeffrey H. Lynford — Reis, Inc. — Chairman of the Board:
Good morning. This is Jeffrey Lynford, Chairman of Reis. Today we have with us Lloyd Lynford, our President, CEO, and my brother, who will lead this conference call. Also, Jon Garfield, Reis’s Co-Founder and Executive Vice President, Bill Sander, Reis’s Chief Operating Officer, Mark Cantaluppi, Reis’s Chief Financial Officer, and other members of Reis’s Senior Management Team.
First, I need to provide our legal disclaimer. Today’s comments may include forward-looking statements which involve a number of risks and uncertainties and are based on currently available information and current management outlook or expectations. Actual results may differ materially from those in the forward-looking statements. In addition, we do not plan to update any forward-looking statements to reflect subsequent events or circumstances or if our expectations change. For more information relating to the risks and uncertainties involved in our forward-looking statements and the Company generally, please see “Risk Factors” and “Forward-Looking Statements” in our recent filings with the SEC, including the most recent Form 10-Q and our proxy dated May 2, 2007. This call is being broadcast live over the internet and will be available for replay for a period of time following the call. A link to the webcast of this call as well as information on the replay is available at www.Reis.com/events.
Today, we have a four-part presentation for you. We will presume that all participants on this call have read the Company’s most recent 10-Q and press release filed on November 14 and 15, respectively. I will begin by describing some of the business logic which led to the Reis/Wellsford merger before turning the microphone over to Lloyd Lynford to discuss Reis’s business model, its core asset, the Reis database, and the services Reis provides to the marketplace. He, in turn, will ask Mark Cantaluppi, our CFO, to review our third quarter operating performance and financial condition. I will then briefly review the status of our three remaining real estate projects before opening the telephone lines for your questions. When you speak, please state your name and the organization with which you are affiliated.
As many of you know, this is Reis’s first stockholders’ conference call as a listed company. Reis became a public company through a merger with Wellsford Real Properties on May 30, 2007, rather than through an initial public offering. Thus, we did not travel across the country to tell our story through a typical road show and to meet and chat in person with both current and prospective stockholders. Today, we will begin this journey.
Wellsford originally became a stockholder in Reis in 1998, being joined over time by other institutional and high net worth investors, including, for example, Merrill Lynch and Sam Zell. Ultimately, Wellsford accumulated approximately 23% of Reis, joining the Co-Founders, Lloyd Lynford and Jon Garfield, as the largest stockholders. In late 2005, the Reis Board of Directors began to consider strategies to unlock value for its stockholders. Reis’s management observed that the public market was valuing comparable business information companies at premium multiples of EBITDA. It was within this context of capturing the private to public market arbitrage that the merger between Wellsford and Reis was conceived and executed. In fact, since the merger, EBITDA multiples of comparable commercial real estate information companies have ranged from a low of 15 times to a high in excess of 40 times. Thus, the management of Reis and Wellsford shared a common objective, which was to maximize shareholder value by obtaining an increased valuation based upon public market EBITDA multiples.
How have we been spreading the news about the opportunity to invest in Reis, a new public company? As of this morning, we are listed on the NASDAQ, and we are pleased with our new ticker symbol, “REIS”. Further, we have been meeting with institutional investors who are interested in internet-based, business-to-business, information companies. And lastly, we have instituted quarterly stockholder conference calls. We believe these initiatives will increase interest in and support for our stock.
I will now turn the call over to Lloyd Lynford, President and Chief Executive Officer of Reis.

Lloyd Lynford — Reis, Inc. — President and Chief Executive Officer:
Thank you Jeff and good morning. As you may recall, our second quarter filings contained only one month of Reis operating data, as our merger with Reis was completed on May 30. Therefore, we are excited to share with you our first full quarter of operating results. We trust these results will assist the market in understanding Reis’s financial performance as well as highlight the characteristics that Reis shares with other recurring revenue business information companies. The growth of Reis’s franchise in serving the commercial real estate industry is evidenced based upon critical metrics: revenues, earnings, EBITDA, and EBITDA margins, all of which continued to perform strongly in the third quarter. We will turn our attention to third quarter results in a moment.
For those investors or prospective investors new to Reis, I would like to describe what we do and how we do it. While we cannot cover all aspects of Reis’s operations in this call, we believe that because our core business is new to many of you, it is reasonable to devote a portion of this call to explaining our business model. Reis is an internet-based, business-to-business, information company, delivering proprietary commercial real estate market information and analytics on an ongoing basis to approximately 675 companies and thousands of individual users. By supplying must have, updated market information to these companies, Reis has renewed an average of 94% of its subscription revenue over the last four years.
Reis provides critical market information to help our subscribers buy, sell, broker, manage, finance, and refinance commercial real estate assets. We also assist in answering one of the most pressing questions asked in today’s market: What’s my property worth? While we are often rightly compared to two other companies in the business of providing information to commercial real estate professionals, Costar and LoopNet, our product offering is distinctive. One simple way to compare and contrast the three companies might be as follows: Costar is the leading provider of information to brokerage firms that lease office and industrial space. LoopNet is an online marketplace where property owners and landlords list properties for sale and for lease in order to find a buyer or tenant. Reis primarily supports investors who buy, sell, manage, and finance properties and portfolios. Whether the task is to conduct market research, underwrite a loan or equity investment, perform due diligence, or monitor a portfolio, Reis SE, our flagship product, is an industry standard for equity investors and lenders putting capital at risk as well as for the service providers who support them.
Today, I would like to spend a few minutes on the core Reis asset, the Reis database; how it has been built, how we maintain it, and how we use it to generate sales. Over the last 27 years, Reis has built the proprietary database of office, apartment, shopping center, and industrial properties. The word proprietary is an important one in the business information industry. Those firms that enjoy the ownership of a proprietary database versus those firms which sell public information or redistribute third-party content typically enjoy an important set of competitive advantages, including greater control over data quality, pricing, and costs, and insulation from product disruptions due to changing business relationships with third parties. At the same time, ownership of a proprietary database often represents a significant barrier to new competitors entering the marketplace. This last advantage is especially true if the proprietary database contains detailed historical data, as Reis’s does, that cannot be replicated without a commitment of many years of research and resources.
How do we obtain the information on individual properties? Simply stated, we start by identifying the competitive inventory in a metropolitan market. This is a labor intensive effort, requiring accessing multiple sources, including land use records and deed transfers, and then processing relevant directories, lists from brokerage companies, monitoring the business press, and digesting information from thousands of local sources. We build a record on each property with its physical characteristics, including its size, location, number of stories. We also append its latitude and longitude, a crucial step in developing many of the geographically-based information products that we provide to our subscribers.
Once properties have been identified, the Reis Survey Team takes over. Every quarter we survey the markets, contacting building owners, agents, managers; whoever is responsible for managing and leasing individual properties. We obtain information on the buildings’ performance, asking rents, concession packages, including free rent periods, tenant improvement allowances. We obtain information on vacancies, from which we can calculate absorption; the real estate industry’s term for demand. For commercial properties, we gather data on operating expenses and real estate taxes. This information, after being subjected to a battery of quality control procedures, becomes the foundation for the suite of market reports that industry professionals access from Reis; reports on metropolitan markets, on the smaller competitive submarkets, which are critical to investment decisions. For example, the Grand Central office submarket of Manhattan or the Roswell/Alpharetta apartment submarket of Atlanta. Rent and sales comparables reports are also generated from the Reis database, as are reports on new construction and capital market conditions.
How do we know that we are obtaining accurate information? The deep historical records that Reis has built on individual buildings is especially helpful in this regard. If a property’s rent or vacancy, for example, changes significantly from a previous observation, Reis surveyors are trained to ask for an explanation. Moreover, automated exception reports flag anomalies in the data for follow up and validation. We believe that the industry and the business and trade press recognize Reis as one of the most credible sources of market data. Reis has been surveying markets for over 20 years, and we have established a reputation for being an important resource for disseminating information that is utilized in completing transactions, including investment sales and mortgage financings.
Our property-level database drives our flagship product, Reis SE, which we believe is one of the most comprehensive tools to support the investment decisions of commercial real estate professionals. One of our most popular reports, the Asset Advisor, is widely used in the underwriting of commercial real estate loans. It brings together all of the market information and comparable property data available in Reis SE into a report of approximately 70 pages. The Asset Advisor is a critical component of the credit approval process at lenders throughout the nation.
Before we turn our attention to the Company’s third quarter financial results, I would like to spend a few moments discussing some thoughts on Reis’s growth. Our growth has resulted from a convergence of several factors, including many enhancements to Reis SE, both in functionality and content, an expansion of our sales force, the increasing prominence of Reis in the business and trade press, and the widespread adoption of the internet as a resource for conducting business research. Geographic expansion is a major component of Reis’s organic growth strategy. For example, in May and August of this year, we added 87 metropolitan areas to our roster of apartment markets, bringing our total apartment coverage to 169 markets. No other provider of apartment market information comes close to matching Reis’s coverage; an advantage that our sales force has already successfully utilized. We are also hard at work expanding our databases of office and shopping center properties and look forward to introducing many new metropolitan markets to our services in 2008 and 2009. Expanded geographic coverage allows Reis’s sales force to sell new subscriptions to prospects that are locally or regionally focused. Matching our geographic coverage to a prospect’s investment footprint is the key to winning its business. At the same time, new markets allow us to sell additional products to our existing national accounts and to continue to provide the comprehensive market information solution that has made us successful to date. Growth can also come by other means. We continue to look at new products and property types that enhance our overall offering as well as at acquisitions that would bring value to our customers and be accretive to earnings.
The Company has completed another successful quarter, during which our core subscription business generated strong revenue growth and a solid EBITDA margin.
I would now like to turn the call over to Mark Cantaluppi, Reis’s Chief Financial Officer, to talk about our third quarter 2007 results.
Mark P. Cantaluppi — Reis, Inc. — Vice President and Chief Financial Officer:
Thank you Lloyd. The financial results we have reported reflect the operations of the third quarter, our first full quarter of consolidated results, and for the four-month period from June 1 to September 30, 2007. As the merger occurred at the end of May 2007, we did not report comparable results for the corresponding prior periods. In addition, prior to the merger, Wellsford’s operations were accounted for under the liquidation basis of accounting. We now present financial information in two operating segments, the information business, which we refer to as Reis Services, and the Residential Development Activities segment. Management believes that the utilization of segment reporting will assist stockholders in analyzing the two separate businesses. Accordingly, I will describe our operations in that manner.
Consolidated revenue for the quarter aggregated $19.2 million, which is comprised of subscription revenue of $6.4 million and sales revenue from residential development activities of $12.8 million. For the four-month period, revenues aggregated $22.2 million, of which $8.2 million was subscription revenue and $14 million was sales revenue from residential development activities. Consolidated net income was $316,000 for the quarter and $1.2 million for the four-month period, or $.03 and $.10 per share, respectively. On a fully diluted basis, earnings per share were negative $.03 and negative $.06 per diluted share for the quarter and for the four-month period, respectively. This effect results from the application of the accounting rules for computing fully diluted earnings per share, which requires, in our case, that income be excluded for decreases in the Company’s stock price on certain stock options. The non-cash adjustment related to these options was a reduction of $610,000 in the quarter and $1.8 million in the four-month period.
The Company also reports EBITDA, which we believe is a useful measure to understand the financial performance of Reis services. Since EBITDA is a non-GAAP financial measure, I must caution you about its limitations. In the MD&A section of our 10-Q on pages 38 and 39 and in our November 15, 2007 press release, we include cautionary language about the use of EBITDA as a non-GAAP measure and present a reconciliation of net income to EBITDA for the three and four-month periods ended September 30, 2007. EBITDA for Reis Services was $2.6 million for the quarter, representing a 40.3% margin. For the four months, EBITDA was $3.2 million, representing a 39.5% margin. For comparison purposes, we reported EBITDA for the month of June 2007 of $688,000.
Following are some balance sheet statistics. At September 30, 2007, we reported total assets aggregating $148.7 million. Cash and cash equivalents were $23.4 million, which we believe is sufficient to meet our current operational and contractual needs and required liquidity under the terms of our construction loans for our residential development activities. Total debt aggregated $40 million, of which $14.9 million relates directly to the residential development activities and $24.5 million is the remaining outstanding balance of the Reis Services acquisition debt. Stockholders’ equity was $81.6 million. The Company has approximately 10,985,000 common shares outstanding, which equates to a book value per share of $7.43 at September 30, 2007. Directors and Senior Management of the Company own approximately 26% of the outstanding stock.
I would like to highlight the revenue recognition policy for Reis Services. Subscription revenue is derived principally from customers subscribing to our web-based services. We recognize this revenue ratably over the contract period, which is generally one year, but can be as long as 36-months. Therefore, there is a built-in recurring monthly component to our revenue base.
The Company reported deferred revenues of $11.2 million, which represents revenues for which we have billed and/or received payments from our customers related to services we will provide in the future. As time passes, these deferred revenues will turn into income primarily on a straight-line basis as I previously described.
Regarding taxes, Reis Services has NOLs aggregating approximately $11.6 million. Of which, $8.1 million were generated by operating losses prior to 2003, and the remaining $3.5 million were generated in 2007 as a result of expensed merger costs. These NOLs are only to be used to offset the taxable income of Reis Services. The NOLs from Wellsford aggregate $59.7 million, all of which are fully reserved. The computed, potentially usable NOLs from Wellsford aggregate approximately $36 million of which the use is limited to a currently estimated $2.7 million per annum. Moreover, if we do not meet the continuity of business enterprise tests, we would be further limited in our use of the Wellsford NOLs, approximately $22.1 million of the Wellsford NOLs will expire in 2007 and 2008, and an additional $11.5 million will expire in 2010.
I will now turn the call back over to Jeff Lynford for additional remarks.
Jeff Lynford — Reis, Inc. — Chairman:
Thank you, Mark.
I want to review briefly the status of our three legacy real estate development projects. The three projects are Gold Peak, a condominium project with 259 units under construction in suburban Denver, where we have sold 167 units and another 29 units are under contract. The Orchards, a single-family community of 161 home sites under construction in East Lyme, Connecticut, where we have sold 17 homes and another four homes are under contract. The Stewardship, a single-family community of 48 home sites under development in Claverack, New York.
While we have to date successfully developed and sold approximately $300 million of single-family and multi-family residential properties, the current for-sale home market across the country is suffering. Notably, our Gold Peak project continues to experience a good sales pace that reinforces our plan to sell the remaining units by the end of 2008.
At September 30, we believe that we have recorded appropriate values for our real estates. As of that date, net booked equity for these three properties totaled approximately $14.1 million, which is net of $18.4 million of third-party construction debt, and liabilities. At each of these properties we have obtained all Governmental approvals, and completed significant physical infrastructure development. These approvals and improvements enhance our flexibility to dispose of these properties in whole or in part to individual or bulk buyers.
Before we take questions, I would like to offer the following observations.
As you know, the marketplace usually views companies in one of two ways— value or growth. Whether you are a value investor or a growth investor, we believe our story merits attention.
In terms of value, the Company’s current public market capitalization is approximately $72 million, based on approximately 11 million shares outstanding, and a $6.57 per share stock price last evening. Without ascribing any equity value to our Residential Development segment, this $72 million market cap represents a 7 times multiple to Reis Services’s annualized third quarter EBITDA. As I noted earlier, EBITDA multiples of comparable commercial real estate information companies have recently range from a low of 15 times to a high in excess of 40 times.
In terms of growth, it may be instructive to note that private Reis’s reported EBITDA for all of fiscal 2004 was $2.6 million, as presented in our proxy. As Mark discussed, our EBITDA for the recently completed third quarter alone was approximately $2.6 million.
We hope that we have achieved one key objective on this morning’s call— to describe Reis’s business model and the earning power associated with it. Our business plan is simple— to create value for our stockholders through future growth in Reis Services’s EBITDA, and by communicating that growth to the marketplace. At the same time, we recognize that our story is complicated by the presence of legacy real estate investments on our financial statements.
We have met with a number of you and are pleased that you have taken the time to understand and separate Reis’s two businesses, and appreciate the intrinsic value of Reis Services. We are working diligently to dispose of the real estate assets in an orderly fashion, which contributes further to the transparency of our financial statement.
With that, I now open the call for questions, and turn it over to Lloyd Lynford.

Lloyd Lynford — Reis, Inc. — President and CEO:
Thank you Jeff. We would be happy to take any questions.
Operator:
Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate you line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up you handset before pressing the * keys. One moment please while we poll for questions.
Thank you. Our first question is coming from Ross Haberman of Haberman Funds.
<Q>: Good morning gentlemen; how are you? Thanks for the call.
<A>: Great.
<Q>: Lloyd, a couple quick questions. Could you give us your assessment of what kind of revenue growth you expect in 2008, and margin expectation? I think you said you were running as close as a 30 percent cash flow margins this quarter. What’s your expectation there if you continue to see a residential real estate slowdown, will that affect that margin?
<A>: Good question. As I think I indicated in our discussion or as Mark did in our discussion of financial results in the third quarter; our EBITDA margin was running at approximately 40%. We have provided in our proxy some projections of performance, both for revenues and EBITDA in fiscal 2008. We continue to be comfortable with that, but it is not a set of numbers that we will be updating. It was specifically requested of us by the SEC as we were moving through the proxy process. But I think that if you refer to page 54 of our proxy that will give you some reasonable guidance as to 2008 expectations with respect to revenue, EBITDA, and EBITDA margins.
With respect to the second part of your question in terms of the turmoil in the residential and sub-prime marketplace. Our historical experience of having gone through cyclical downturns has indicated to us in fact that many of our information products are in fact countercyclical. Particularly among financial institutions with large mortgage portfolios there tends to be a heightened demand for market information and for tools that help them assess the underlying values of their collateral. We have already begun to note in the third quarter, once again, an upturn in the demand for those products. We also believe that there is an opportunity in these markets, as we have exploited that opportunity in the past, to create new information products specifically to address these kinds of changing market conditions. So we have not seen any kind of significant fall-off in demand for our products, in fact, as I said, we’ve seen some increase in demand from mortgage portfolio lenders.
<Q>: Thank you.
Operator:
Thank you. Our next question is coming from Stefan Mykytiuk of Pike Place Capital.
<Q>: Good morning Stefan Mykytiuk from Pike Place Capital. My question is, you know, it is hard to tell from this presentation here on the press release and in the filing, so can you just give us a sense, what was the revenue growth in Reis Services for the third quarter if you just compare it to what that business did a year ago?
<A>: This is Mark Cantaluppi the CFO. With regards to dealing with comparable period numbers period-over-period, what we had concluded was that we will not be presenting comparable prior year quarterly periods, because of the difficulty of separating out certain one-time deal related costs from ongoing expenses as it relates to a question with regards to EBITDA. Moreover, we’ve had difficulty with the different financial years of the two entities creating another level of complexity in making those comparisons. When we prepared our first full quarterly report post-merger for the past 10-Q, we included all required financial statements and disclosures. At that time, we made a determination, based upon the balancing of the usefulness and the cost of the information about which additional disclosures we should include. So for example, not only with regards to revenues, but also with a presentation of nine month comparable EBITDA, we made the determination that what were providing was valuable information with regard to the nine months for revenues and gross margins in the pro forma statements. While we believe it is difficult to compare the performance of private Reis with Reis Services current performance, we do believe that Reis Services revenue and EBITDA growth rate will be discernable by comparing future sequential quarterly performance.
<Q>: Okay. But revenues— I can understand EBITDA is tough to get to, but maybe Jeff or Lloyd could just comment in terms of the trends and the business. In looking at the numbers, it looks as though perhaps the revenue growth has actually reaccelerated a little bit in Reis, and I am just wondering if maybe I’m not— Am I right in that?
<A>: I think your intuitions are not inaccurate, and that I think the best way to think about that is, is you have EBITDA data for three and a four month period. If you look at the monthly EBITDA for the month of June, as was reported in our second quarter 10-Q. I think you will see EBITDA of approximately $688 thousand. If you look at our average monthly EBITDA for the third quarter as reported as slightly over $2.5 million, you are going to see an average monthly EBITDA of over approximately $850 thousand. So I think that if I give you some data with which to kind of furnish your intuition.
<Q>: Yeah again, I am not talking about EBITDA, I’m talking about revenues. So where I was going with this is, if indeed revenue growth is kind of reaccelerating, I wanted to ask the question of what is causing that? Is it the expanded product offerings? I know you have made a lot of efforts to improve the size and the quality of your salesforce. What is leading to kind of improvements in the growth of the business?
<A>: I think yes, if again if you take my first answer to the first question, which is that we are comfortable with the information on page 54 of the proxy. That does indicate the kind of revenue trajectory. That might be helpful to also consider. The reason for that revenue growth is some of the reasons that you have mentioned. We have invested considerably in the expansion of our sales force in the last couple of years. One important flushing out of that is that in the last year to year and a half, we’ve introduced an outbound telesales organization that specifically has opened up the local and regional firms, the lower part of the pyramid as you might think of it. That pyramid expands quite dramatically at its base. We have many, many firms locally and regionally oriented particularly among equity investors and service providers who find our information useful to their investment decisions. Yes, the expansion of our geographic coverage has been very helpful in terms of marketing that product to local and regional firms. Also, to up-sell that content set to our national accounts. So I think that gives you some flavor for the ammunition that we’ve been using to gain the revenue traction that we are talking about.
<Q>: Okay. Thank you.
<A>: Thanks.
Operator:
As a reminder ladies and gentlemen, if you would like to ask a question, you may do so by pressing *1 on your telephone keypads at this time.
Our next question is coming from Patrick Walker of Walker Smith Capital.
<Q>: Hey guys thank you for the call and the time.
<A>: Thank you.
<Q>: The real estate value, I had some other questions on the update, but most of the Reis products; I think most of them have been asked. I had written down that you have on the net book equity of $14.1 million that is also in the Q.

<A>: That is correct.
<Q>: At December 31, 2006 what was the comparable number there?
<A>: I don’t have that information handy with me.
<Q>: I have net assets in liquidation at December 31, 2006 as just under $58 million, but I don’t know how much of that was in the liquidation accounting so—
<A>: You know, it is very difficult to compare the liquidation accounting numbers against the numbers as reported for going concern on a historical cost basis. One thing I will enlighten you too is with regards to the project, like you said, the Gold Peak amount at 9/30 represents 52% of total real estate assets. This project is performing well and we have not recorded any charges against this project. With regards to our East Lyme and Claverack projects, we have take write-downs at the end of the December 2006 and again in May 2007, which aggregated approximately $10.9 million, all of which was done while we were under the liquidation basis of accounting. As required by GAAP, we will continue to review the values of our real estate assets as indicators warrants in the future, and in conjunction with our 10-K filing.
<Q>: Okay. Back to Reis, how much have the customers reacted to the expansion in MSAs that you all are addressing?
<A>: We’ve had, I think a very successful launch of our new apartment market coverage. To date, we’ve been focusing through our account management team on taking that module and selling it to our largest customers. A key component of our strategy in 2008 is to use, as I referred to before, to use our outbound telesales department to take that very, very granular apartment market offering to smaller firms. We are very excited about that. What we have learned over the years is, as I alluded to in my opening remarks, is we really have to have an offering that matches the investment footprint of a prospect. So that if all the sudden you have a sales person calling upon a regional developer in Florida, you want to be able to go beyond just the major markets like Miami, and Ft. Lauderdale, and Palm Beach, and Orlando, and Tampa. If all the sudden you can be pushing down to Tallahassee and Pensacola, and Sarasota, and all of those particular markets, the value proposition increases materially for those customers, and with it our client acquisition rates. So that is— We have been very pleased. As I also indicated, we are moving forward in a substantial way to add office markets and retail markets to our already very robust offering, which I think should give you a lot of insight into how well our apartment market expansion has been received.
<Q>: Great. Alright, well thank you very much. I look forward to hearing more each quarter.
<A>: Thank you.
Operator:
Thank you. We have a follow-up question coming from Ross Haberman of Haberman Funds.
<Q>: I have a follow-up question for Mark please. Mark, are you actively trying to sell the real estate in bulk? Have you looked at that in the last quarter or two, or are the prices just so soft at the moment, and the discount you would have to take off of that $14 million is so severe that it really doesn’t pay?
<A>: This is Jeff Lynford. The answer is yes, yes, yes, and yes.
<Q>: Okay.
<A>: No, we will sell it individually or in bulk. The bulk buyer is out of the market right now. That is the Toll Brothers et al. If you have been following their conference calls as we have, interestingly, one of their more robust markets is Connecticut, but unfortunately their senior management has decided that no matter how good our project is they don’t want any more acquisitions. So we look for individual buyers that keep the momentum going, we keep the market response well. In many cases for example, in East Lyme, our most difficult project, we are capturing 90% of the sales in the $700,000 home range. Because we are one of the few people that are continuing to offer quality products. In Gold Peak, we are doing very well. We continue to think we will be out of that project by the end of next year, so there is no reason to bulk sell when it is almost all built. Now we just have to sell units, and we have a lot of units under contract.
<Q>: End of 2008?
<A>: End of 2008 for Gold Peak is our target.
<Q>: Could you just talk about the cash cost for both the projects, either on a quarterly or yearly basis?
<A>: Cash cost, can you be a little more specific so I don’t—
<Q>: Yeah, let’s just talk about Gold Peak, what is it going to cost you to finish it up?
<A>: It will not cost us anymore equity, because we are fully financed by construction loans. I hope that is answering your question.
<Q>: Okay. So the total— I think you said the total debt, would grow from $14.9 million to what once you are done?
<A>: Well the total debt— this is Mark— the total debt with regard to Gold Peak is about $7.1 million. That is coincidentally about the same amount on East Lyme at September 30.
<Q>: Once those are all built out, that $7.1 and $14.9 in total will grow to what?
<A>: Well, we anticipate that the $7.1 million in Gold Peak will be all retired by the end of next year.
<Q>: Got it. Okay. And East Lyme?
<A>: East Lyme is more difficult, and we anticipate that if we sell another 14 units over the next, by the end of 2008, we will have paid down that loan significantly, but I cannot give you the numbers off of the top of my head.
<Q>: Alright. Just one final question. On each succeeding sale in East Lyme are you having to discount more from the previous one?
<A>: No, we are very excited that if we maybe get $5 thousand in concessions on a $700 thousand house, we move the brokerage commission from 4% to 5%, and you will be surprised how eager these brokers are to make sure that they sell our project.
<Q>: Got it. Okay. Just let me clarify this. You said the total debt including Reis is approximately $40 million?
<A>: Yes, in other words, the preponderance of the debt is approximately $25 million that will be utilized in the acquisition and merger.
<Q>: Okay. Thank you guys, the best of luck.
<A>: Thank you.
Operator:
Thank you. Our next question is coming from Wilson Jaeggli of Southwell Partners.
<Q>: Well that is close. Gentlemen good morning. Could you talk about the potential— I know you have talked in detail here about organic growth. Could you talk about the potential growth here and your views toward acquisitions? One is what your strategic plan might be, and how developed it is? Secondly, what kind of portals or vehicles out there might be appealing to you?
<A>: Yes. This is Lloyd. We think about acquisitions in a number of ways. We start from the premise that the real estate information market as well as the investment community it serves remains highly fragmented. It continues to be served by a large number of small regional and local vendors as well as some national vendors such as Costar and Reis. We think that makes it ripe in this segment for a roll-up strategy. A roll-up strategy would be predicated upon identifying a number of those regional firms that have some complementarity with Reis. Either with respect to databases, data collections, best practices, customers, and that can be either overlap or non-overlap, depending upon the offerings. Just to potentially roll those database customers and cash flows into kind of the greater Reis family, on the premise that we provide the holistic solution for both national accounts and as I mentioned earlier local and regional accounts. At the same time, there is another aspect in the way we think about acquisitions, and I had some dialog with firms in this regard. We think about that primarily in adjacent property types. Such as congregate care, hotels, different property types to expand our product offering so that again, we can be the holistic solution to capital providers whether they are looking at office, apartment, shopping center, industrial as they are with our offering to date, or the other property types that I just referenced. So that is another way. Those would typically be larger companies and require more in the way of both capital and management attention. Although, both would require management attention.
With respect to portals, that is a very interesting question. I might just think of that more broadly in the concept of strategic joint venture. I think that the premise of your question is a good one. When you have a proprietary database, like I talked about in the body of my comments, it gives you tremendous flexibility to investigate and negotiate distribution arrangements with major third-parties. I would just like to find out, we’ve done some of that in the past, and we are continuing to focus on that whether it be with respect to our analytics, our portfolio services, our valuation products, as well as our basic market data.
So a Company like ours surely can provide market information through third-parties like Yahoo and Bloomberg, but there are also more niche distribution opportunities that allow us to bring high value-added services to segments of the market that we don’t naturally access with our portal as you would say. I hope that is useful.
<Q>: No, it is very useful. Another question here is the fragmentation of the industry out there. You are in the data collection business, do you have any idea what market share Reis might have here, and maybe in conjunction with Costar to help us understand how fragmented this business is?

<A>: I’m not sure that I can talk about that on this call, because I’m not sure we’ve actually disclosed that kind of information. Let me just say, let me try to address that you are getting at something very, very important. I mean we are talking about a multi-trillion dollar asset class here. We are talking about literally hundreds of thousand of individual users. When I say individual, I really mean firms, individuals at firms, who make commercial real estate decisions, and who are involved in some aspects of the commercial real estate food chain. You just referenced Costar, and while you didn’t mention LoopNet, it might be instructive to examine how those firms had in fact opened up towards their respective offerings this larger marketplace of hundreds of thousands of users. With respect to Costar, you know they’ve been able not only to appeal to the large brokers of office and industrial space, but they have successfully been able through their salesforce and through their interface to make it an appealing offering to smaller local and regional players. LoopNet has done the same. Their typical user spends $50 to $100 a month, so $600 to $1,200 a year, and they have in excess of 50 thousand paid users. That is also interesting evidence that over the years, as the internet as a research tool has penetrated more deeply into the commercial real estate industry that there is an opportunity to take decision support information like ours and provide it to that base of the pyramid as we are already experiencing success with, particularly with our own outbound telesales efforts. So I think I tried to kind of give you some perspective by using the Costar and LoopNet examples on how we might be able to open up that broader marketplace.
<Q>: Well, just as a very rough guess. Would you say that between the three players here so far, that publicly we know about, would they have half the business out there currently? Is that—
<A>: No, not by any means.
<Q>: Not by any means less than that?
<A>: Well what we are talking about, you know, different marketplaces, because when we are talking about LoopNet and Costar, we are talking about the greater brokerage and brokerage and property management industries. But the combined revenues of those companies would represent in my judgment, and I really have not studied data in this regard, but in terms of any kind of reasonable spend for information services to the real estate industry, would be well under 50% of the spend that is going on for this type of information or these types of services.
<Q>: Okay. Well that is a good help. I mean showing what potentially is out there, and how much revenues were really available in the entire marketplace.

<A>: Yeah.
<Q>: Okay. Well listen, thank you for addressing the question here on potential acquisition and where you stand versus competitors. I would like to offer congratulations to all three of you. You have a complex story. The Company has been through several changes here over the past several years, but you have done a great job in trying to explain on your first conference call here, to try and unlock the value that resides in Reis Services here. Thanks again for putting a well prepared conference call together.
Lloyd Lynford — Reis, Inc. — President and CEO:
Thank you, we appreciate your comments. We want to thank you all for attending this quarter’s conference call. We look forward to briefing you on our progress in subsequent conference calls. Thanks again.
Operator:
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.